SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 20, 2007

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	001-32279	55-0862656
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 E. RiverCenter Blvd., Suite 480

Covington, KY 41011

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (859) 581-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously announced, on February 28, 2007, a purported class action complaint was filed in the Commonwealth of Kentucky Kenton Circuit Court against Eagle Hospitality Properties Trust, Inc. (the “Company”), each of its directors and Corporex Companies, LLC. The action was brought by the City of Pontiac General Employees’ Retirement System, on behalf of itself and behalf of all holders of the Company’s stock (excluding the named defendants and their affiliates).

On July 20, 2007, the plaintiff filed an amended complaint which alleges, among other things, that the directors have breached their fiduciary duties to shareholders in connection with the previously announced acquisition of the Company pursuant to the Agreement and Plan of Merger, dated April 27, 2007 (the “Merger Agreement”), by and among the Company, AP AIMCAP Holdings LLC, AP AIMCAP Corporation, and EHP Operating Partnership L.P. Contemporaneously with the amended complaint, the Company received a settlement offer from the plaintiff.

The principal claims in the amended complaint are the following: (1) that in pursuing and approving the acquisition, the directors failed to satisfy their fiduciary duties of care, loyalty, good faith, candor and independence owed to shareholders of the Company, and (2) that the disclosures about the acquisition, including the information contained in the Definitive Proxy Statement filed by the Company, omitted or misrepresented material information about the transaction, alleged conflicts of interests of the directors, and the financial prospects of the Company.

The amended complaint seeks, among other things, injunctive relief against the Company from consummating the transaction contemplated by the Merger Agreement, and unspecified damages on behalf of the Company, including attorneys’ fees, costs and expenses.

On July 25, 2007, the plaintiff filed a motion for temporary injunction to prevent the Company and the other defendants from holding a shareholder vote on the proposed acquisition contemplated by the Merger Agreement. A hearing on the motion is scheduled for July 31, 2007.

The Company and the directors believe that the allegations in the amended complaint and the motion for injunction are without merit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

By:	/s/ J. William Blackham
J. William Blackham
President and Chief Executive Officer

Dated: July 26, 2007